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                                                                   EXHIBIT 10.12


August 4, 1999


Mr. Mark Holtzman
5838 E. LeMarche Avenue
Scottsdale, AZ  85254

Dear Mark:

We are very pleased to extend you an offer to serve as the Chief Financial Officer for Intelligent Systems for Retail (ISR).

We at ISR believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this hybrid retail/internet commerce company.

This letter serves as an offer of employment to you from ISR. The terms of the offer supersede all prior oral and written communications between you and ISR or any representative thereof. If the terms below are acceptable, please sign and return one copy of the letter within two weeks of the above date to accept our offer of employment.

POSITION

Your job title will be Chief Financial Officer (CFO).

EFFECTIVE DATE

Your first date to report to work at ISR, 1241 E. Hillsdale Blvd., Suite 210, Foster City, CA 94404, will be on a start date, as soon as possible, but not later than July 14,1997.

DUTIES

You will report to Louis H. Borders, President of ISR, and your primary responsibilities will be to lead the development of financial procedures and manage financial operations.

You will be a member of the Executive Team with responsibility for determining the long term direction and goals of ISR, and for developing strategies and tactics to meet those goals, along with all other duties as assigned.



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SALARY

Your salary shall be $14,583.33 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed on a periodic basis in accordance with review procedures established by the ISR Associate Handbook. Upon the completion of our second round of financing, which is targeted to be completed before December 31, 1997, or upon a management decision that a second round of financing from outside parties is not required for a roll-out, then your salary will be increased to $16,666.67 per month.

INCENTIVE PLAN

ISR will offer a stock option plan. Your plan will include the option to purchase 105,000 shares of common stock with an exercise price of $.01 per share, vested quarterly, under a modified cliff plan, over a four year period. The modified cliff plan calls for 25% to be vested after 12 months of employment, and 6 1/4% to be vested quarterly for the next three (3) years.

BENEFITS

You will receive the standard benefits for full-time Associates at ISR. These benefits are listed and explained in the ISR Associate Handbook, a copy of which is provided for your information.

In addition, ISR makes available a 401(k) plan to all employees on the first of the next month following you date of hire. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. The Company will match 100 of the first $500 and 25% thereafter up to a maximum Employer match $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.

MOVING ALLOWANCE

You will also be paid a moving expense reimbursement of $40,000. Expenses will be paid upon presentation of receipts or invoices due. If expenses are less than $40,000, then the remaining balance will be paid on January 1, 1998, as salary. In addition, ISR will pay travel and lodging costs for the first two months of employment.

NON-DISCRIMINATION

ISR is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.


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PROPRIETARY INFORMATION

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.

OUTSIDE WORK

All ISR associates are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time associates are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

AT-WILL EMPLOYMENT

The relationship between you and ISR will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the ISR Associate Handbook, any ISR document, or any verbal statements made to you by representatives of ISR. Consequently, the employment relationship between you and ISR can be terminated at will, either by you or ISR, with or without cause or advance notice.

In the event that your employment is involuntarily terminated for other than cause, or you resign for refusal to perform unlawful accounting practice(s), then ISR will provide you with a six (6) month salary continuance. This six-month continuance and your related stock option vesting will remain in effect as long as you are not elsewhere employed at a comparable salary. No salary continuance shall be payable in the event that you terminate voluntarily or are involuntarily terminated for cause.

PERSONNEL POLICIES

ISR has an Associate Handbook. The policies in the Associate Handbook govern the relationship between ISR and its Associates. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.

This offer is contingent on compliance with the Immigration Reform and Control Act of 1986, which requires the company to verify that each employee hired is legally entitled to work in the United States. Also enclosed is a copy of the Employment Verification form, I-9, with instructions, as required by such act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.



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We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/ LOUIS H. BORDERS

Louis H. Borders
ISR, President



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I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.



Accepted:  /s/ MARK HOLTZMAN        Date:  June 10, 1997
         -----------------------         ------------------
           Mark Holtzman



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